Exhibit 99.1

June 13, 2013

BankGuam Holding Company

Declares 2nd Quarter Dividends

BankGuam Holding Company (BKGMF), announced that its Board of Directors declared a quarterly cash dividend of $0.1250 per share at the Board’s regular meeting held on Tuesday, May 28, 2013. The dividend will be paid on June 28, 2013 to shareholders of record on June 14, 2013.

“We feel that the continuing improvements in our Island economy have allowed us to pay dividends this quarter to our stockholders… representing a favorable return on their investment,” explained President and Chair of the Board, Lourdes (Lou) A. Leon Guerrero.

CONTACT:	BankGuam Holding Company
William D. Leon Guerrero, EVP and COO
(671) 472-5273